Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-147099) of our report dated March 27, 2007, except for Note 20 which is as of November 1, 2007, relating to the consolidated financial statements of Danaos Corporation, which appears in the Report on Form 6-K/A of Danaos Corporation dated December 4, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement and under the heading “Selected Financial Data” incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers, S.A.

PricewaterhouseCoopers, S.A.

Athens, Greece

December 3, 2007